Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following summarizes the terms and provisions of the common stock of Hillman Solutions Corp., a Delaware corporation (the “Company”), which common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The following summary does not purport to be complete and is qualified in its entirety by reference to the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated By-Laws (the “Bylaws”), which the Company has previously filed with the Securities and Exchange Commission, and applicable Delaware law.
Authorized Capital
Pursuant to our Certificate of Incorporation, our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares of undesignated preferred stock, par value $0.0001 per share (the “Preferred Stock”).
Under Delaware law, stockholders generally are not personally liable for a corporation’s acts or debts.
Common Stock
Voting Rights
Holders of Common Stock are entitled to cast one vote per share of Common Stock. Directors are elected by a plurality of the votes cast by the holders of Common Stock. Unless specified in the Certificate of Incorporation or Bylaws, or as required by applicable provisions of the Delaware General Corporation Law (“DGCL”) or applicable stock exchange rules, all other matters shall be determined by the vote of a majority of the votes cast. The board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. Holders of Common Stock will not be entitled to cumulate their votes in the election of directors. Except as may be provided with respect to any other outstanding class or series of the Company’s stock, the holders of shares of Common Stock possess the exclusive voting power.
Dividend Rights
Holders of Common Stock are entitled to share ratably (based on the number of shares of Common Stock held) if and when any dividend is declared by the board of directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding Preferred Stock or any class or series of stock having a preference over, or the right to participate with, the Common Stock with respect to the payment of dividends.
Liquidation, Dissolution and Winding Up
On the liquidation, dissolution, distribution of assets or winding up of the Company, each holder of Common Stock will be entitled, pro rata on a per share basis, to all assets of the Company of whatever kind available for distribution to the holders of Common Stock, after the payment of all of the Company’s known debts and other liabilities and subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of Preferred Stock of the Company then outstanding.
Rights and Preferences
All outstanding shares of Common Stock are validly issued, fully paid and non-assessable. Holders of Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences, and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Company may designate in the future.
Registration Rights

    The Company has entered into an agreement with certain holders of Common Stock that provides for certain registration rights, as further described in the Amended and Restated Registration Rights Agreement, dated July 14, 2021, which the Company has previously filed with the Securities and Exchange Commission.
Stock Exchange Listing
The Common Stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “HLMN.”
Preferred Stock
The Company’s board of directors has the authority, without action by the stockholders, to designate and issue shares of Preferred Stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of Preferred Stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of the Company’s assets, which rights may be greater than the rights of the holders of the Common Stock.
The purpose of authorizing the board of directors to issue Preferred Stock and determine the rights and preferences of any classes or series of Preferred Stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the Company’s outstanding voting stock. Additionally, the issuance of Preferred Stock may adversely affect the holders of Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the dividend or liquidation rights of the Common Stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of the Common Stock.
Exclusive Forum
The Certificate of Incorporation provides that, to the fullest extent permitted by law, unless the Company otherwise consents in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder to bring: (i) any derivative claim or proceeding brought on behalf of the Company, (ii) any claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company to the Company or its stockholders, (iii) any claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL, the Certificate of Incorporation, or the Bylaws, or (iv) any claim against the Company, its directors, officers or employees governed by the internal affairs doctrine. In addition, notwithstanding anything to the contrary in the foregoing, the federal district courts of the United States are the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933, as amended. The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act.
Anti-Takeover Effects of Provisions of the Certificate of Incorporation, the Bylaws and Delaware Law
Certain provisions of the Certificate of Incorporation, the Bylaws, and laws of the State of Delaware, where the Company is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest; make it difficult for the Company’s existing stockholders to replace its board of directors, as well as for another party to obtain control of the Company by replacing its board of directors; and, because the Company’s board of directors has the power to retain and discharge its officers, could make it more difficult for existing stockholders or another party to effect a change in management. These provisions may also adversely affect prevailing market prices for the Common Stock.
Authorized but Unissued Shares
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances that may result in the issuance or sale of 20% or more of the then-outstanding voting power or then-outstanding number of shares of Common Stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise.

Number and Removal of Directors
The Certificate of Incorporation and Bylaws allow the Company’s directors to establish the size of the board of directors and fill vacancies on the board of directors, including those created by an increase in the number of directors (subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances). The Certificate of Incorporation also provides that stockholders may only remove a director for cause and only by the affirmative vote of the holders of at least 66% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
The Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the board of directors and the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.
Limitations on Stockholder Action by Written Consent; Special Meetings of Stockholders
The Certificate of Incorporation and Bylaws provide that, subject to the terms of any series of Preferred Stock, (i) any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting, and (ii) that only the Company’s board of directors may call a special meeting of stockholders.
Business Combinations
Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:
(1)     prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
(2)     upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(3)     at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the corporation’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

While the Certificate of Incorporation includes a provision opting out of Section 203 of the DGCL, it includes a provision that is substantially similar to Section 203 of the DGCL, but excludes from the definition of “interested stockholder”: (A) the investment funds affiliated with CCMP Capital Advisors, LP and their respective successors, transferees and affiliates, and (B) any person whose ownership of shares in excess of the 15% threshold is the result of any action taken solely by the Company.
Classified Board of Directors and Cumulative Voting
The Certificate of Incorporation provides for the Company’s board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting. Because the Company’s stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of Common Stock outstanding will be able to elect all of the directors then standing for election.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.
The Bylaws provide that the Company will indemnify and advance expenses to the Company’s directors and officers to the fullest extent authorized by the DGCL. The Company also is expressly authorized to carry directors’ and officers’ liability insurance. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in the Certificate of Incorporation and the Bylaws may discourage stockholders from bringing lawsuits against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, a stockholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.
Corporate Opportunities
Under the Certificate of Incorporation, the Company has renounced any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunities that are from time to time available to each of CCMP Capital Advisors, LP and the investment funds affiliated with CCMP Capital Advisors, LP and their respective successors, Transferees, and Affiliates (each as defined in the Certificate of Incorporation) (other than the Company and its subsidiaries) and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any who serve as officers or directors of the Company.
Amending the Certificate of Incorporation and Bylaws
The Certificate of Incorporation provides that certain provisions of the Certificate of Incorporation, including those relating to the classification of the board of directors, amendment of the Bylaws, director indemnification, corporate opportunities, business combinations, and the inability of the stockholders to take action by written consent or call a special meeting, may only be altered, amended or repealed with the affirmative vote of the holders of at least 66% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors. The Certificate of Incorporation and Bylaws further provide that the Bylaws may be altered, amended or repealed by the board of directors without stockholder approval, to the extent permitted by law; provided, however, that the stockholders may adopt, amend, alter or repeal the Bylaws with the affirmative vote of the holders of at least 66% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors.

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